Exhibit 99.2

TITANIUM DIOXIDE PIGMENTS AND

OTHER BUSINESSES OF ROCKWOOD

HOLDINGS, INC.

Condensed Combined Financial Statements as of

September 30, 2014 and December 31, 2013 and for the

Nine Months Ended September 30, 2014 and 2013

(Unaudited)

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollars in millions)

(Unaudited)

	Nine months ended
	September 30,
	2014	2013
Net sales	$1,230.2	$1,237.6
Cost of products sold	1,059.2	1,133.1
Gross profit	171.0	104.5
Selling, general and administrative expenses	146.3	132.1
Restructuring and other severance costs	0.2	2.1
Operating income (loss)	24.5	(29.7)
Other income (expenses), net:
Interest income (expense), net	2.2	(6.0)
Loss on early extinguishment/modification of debt	—	(17.2)
Other, net	0.1	(0.4)
Other income (expenses), net	2.3	(23.6)
Income (loss) before taxes	26.8	(53.3)
Income tax provision (benefit)	11.9	(8.7)
Net income (loss)	14.9	(44.6)
Net (income) loss attributable to noncontrolling interest	(2.4)	0.6
Net income (loss) attributable to Parent company equity	$12.5	$(44.0)

See accompanying notes to condensed combined financial statements.

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Dollars in millions)

(Unaudited)

	Nine months ended
	September 30,
	2014	2013
Net income (loss)	$14.9	$(44.6)
Other comprehensive (loss) income, net of tax:
Pension related adjustments	5.9	4.2
Foreign currency translation	(78.1)	31.5
Other comprehensive (loss) income	(72.2)	35.7
Comprehensive loss	(57.3)	(8.9)
Comprehensive income attributable to noncontrolling interest	(2.4)	(0.9)
Comprehensive loss attributable to Parent company equity	$(59.7)	$(9.8)

See accompanying notes to condensed combined financial statements.

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

CONDENSED COMBINED BALANCE SHEETS

(Dollars in millions)

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash	$87.2	$15.1
Accounts receivable, net	210.0	201.6
Inventories	424.1	420.4
Deferred income taxes	1.2	2.7
Prepaid expenses and other current assets	31.9	41.7
Total current assets	754.4	681.5
Property, plant and equipment, net	764.6	763.6
Intangible assets, net	171.5	200.6
Deferred income taxes	61.8	63.0
Other assets	8.6	9.6
Total assets	$1,760.9	$1,718.3
LIABILITIES
Current liabilities:
Accounts payable	$146.2	$170.6
Income taxes payable	4.0	1.8
Accrued compensation	33.3	26.8
Accrued expenses and other current liabilities	40.2	40.9
Deferred income taxes	3.2	1.0
Long-term debt, current portion	0.2	3.2
Total current liabilities	227.1	244.3
Long-term debt	3.1	5.3
Pension and related liabilities	192.8	204.1
Deferred income taxes	8.6	11.9
Other liabilities	28.2	29.1
Total liabilities	459.8	494.7
Commitments, Contingencies and Guarantees - See Note 13
EQUITY
Parent company equity:
Parent company investment	1,198.3	1,045.8
Accumulated other comprehensive income	(47.4)	24.8
Total Parent company equity	1,150.9	1,070.6
Noncontrolling interest	150.2	153.0
Total equity	1,301.1	1,223.6
Total liabilities and equity	$1,760.9	$1,718.3

See accompanying notes to condensed combined financial statements.

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Nine months ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$14.9	$(44.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	98.2	92.2
Deferred financing costs amortization	—	1.3
Loss on early extinguishment/modification of debt	—	17.2
Stock-based compensation	1.0	1.8
Deferred income taxes	0.2	(12.0)
Other, net	0.6	(0.5)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	(23.7)	(45.7)
Inventories	(32.1)	73.6
Prepaid expenses and other assets	8.3	(7.9)
Accounts payable	(15.8)	3.3
Income taxes payable	(0.2)	(15.7)
Accrued expenses and other liabilities	17.6	1.2
Net cash provided by operating activities	69.0	64.2
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(126.2)	(80.5)
Proceeds on sale of assets	2.2	0.1
Net cash used in investing activities	(124.0)	(80.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Parent company investment	138.4	521.1
Payments of long-term debt	(4.9)	(513.9)
Proceeds from long-term debt	0.1	6.0
Fees related to early extinguishment/modification of debt	—	(0.2)
Dividend distributions to noncontrolling shareholders	(5.2)	(2.1)
Net cash provided by financing activities	128.4	10.9
Effect of exchange rate changes on cash	(1.3)	—
Net increase (decrease) in cash	72.1	(5.3)
Cash, beginning of period	15.1	27.0
Cash, end of period	$87.2	$21.7

Supplemental disclosures of cash flow information:
Interest paid	$0.6	$7.0
Income taxes paid, net of refunds	12.0	19.0
Non-cash investing activities:
Acquisition of capital equipment included in accounts payable	21.8	25.6
Non-cash financing activities:
Purchase of noncontrolling interest	—	138.5

See accompanying notes to condensed combined financial statements.

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

CONDENSED COMBINED STATEMENTS OF CHANGES IN PARENT COMPANY EQUITY

(Dollars in millions)

(Unaudited)

		Parent Company Equity
			Accumulated
		Parent	Other
		Company	Comprehensive	Noncontrolling
	Total	Investment	Income (Loss)	Interest
Balance, January 1, 2014	$1,223.6	$1,045.8	$24.8	$153.0
Dividend distribution to noncontrolling shareholder	(5.2)	—	—	(5.2)
Other comprehensive loss, net of tax	(72.2)	—	(72.2)	—
Net income	14.9	12.5	—	2.4
Net transfers from Parent	140.0	140.0	—	—
Balance, September 30, 2014	$1,301.1	$1,198.3	$(47.4)	$150.2

Balance, January 1, 2013	$682.3	$440.6	$(26.4)	$268.1
Dividend distribution to noncontrolling shareholder	(2.1)	—	—	(2.1)
Purchase of noncontrolling interest	—	138.5	(27.4)	(111.1)
Other comprehensive income, net of tax	35.7	—	34.2	1.5
Net loss	(44.6)	(44.0)	—	(0.6)
Net transfers from Parent	523.8	523.8	—	—
Balance, September 30, 2013	$1,195.1	$1,058.9	$(19.6)	$155.8

See accompanying notes to condensed combined financial statements.

TITANIUM DIOXIDE PIGMENTS AND OTHER BUSINESSES OF ROCKWOOD HOLDINGS, INC.

Notes To Condensed Combined Financial Statements (Unaudited)

1.   BASIS OF PRESENTATION AND NEW ACCOUNTING STANDARDS:

Organization— The unaudited condensed combined financial statements include the accounts of several of Rockwood Holdings, Inc. (“Rockwood” or “Parent”) businesses, comprised of Titanium Dioxide Pigments, Color Pigments and Services, Timber Treatment Chemicals, Rubber/Thermoplastics Compounding and Water Chemistry businesses (“Titanium Dioxide Pigments and Other”), as one condensed combined company (the “Company”).

In September 2013, Rockwood announced that it entered into a definitive agreement to sell certain of its Titanium Dioxide Pigments and Other businesses to Huntsman Corporation. The businesses subject to the purchase and sale agreement constitute substantially all of the Company’s assets and liabilities and substantially all of the Company’s operations. On October 1, 2014, Rockwood completed the sale of its Titanium Dioxide Pigments and Other businesses to Huntsman Corporation. See Note 14, “Subsequent Events,” for further details.

Basis of Presentation—The unaudited condensed combined financial statements reflect the financial position, results of operations and cash flows of the Company as Rockwood was historically managing it, prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim reporting, and have been derived from the consolidated financial statements and accounting records of Rockwood, principally from statements and records represented in the businesses described above. Under those rules, certain footnotes and other financial information that are normally required for annual financial statements can be condensed or omitted. The Company is responsible for these condensed combined financial statements, which include all normal and recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2014 and December 31, 2013, and the results of operations, comprehensive income (loss), cash flows and changes in parent company equity for the nine months ended September 30, 2014 and 2013. Material subsequent events are evaluated through January 12, 2015, the date the condensed combined financial statements were available to be issued, and disclosed where applicable. These unaudited condensed combined financial statements and the related notes should be read in conjunction with the audited combined financial statements for the year ended December 31, 2013. Revenues, expenses, assets and liabilities can vary during each interim period of the year. Accordingly, the results and trends in these unaudited condensed combined financial statements may not be indicative of the full year results.

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the periods reported. These estimates include, among other things, assessing the collectability of accounts receivable, the use and recoverability of inventory, the valuation of deferred tax assets, the measurement of the accrual for uncertain tax benefits, impairment of property, plant and equipment and other intangible assets, the accrual of environmental and legal reserves, the useful lives of tangible and intangible assets and the measurement of pension obligations, among others. Actual results could differ from those estimates. Such estimates also include the fair value of assets acquired and liabilities assumed as a result of allocations of the purchase price of business combinations consummated.

All revenue, assets and liabilities and most expenses reflected in the condensed combined financial statements are directly associated with the Company. In addition, certain general corporate overhead expenses have been allocated by Rockwood to the Company. The Company used certain underlying activity drivers as a basis of allocation, including net sales and headcount. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent company for the periods presented or the amounts that will be incurred by the Company in the future. Actual costs that may have been incurred if the Company had been a stand-alone company for the periods presented would depend on a number of factors, including the Company’s chosen organizational structure, what functions were outsourced or performed by the Company’s employees and strategic decisions made in areas such as information technology systems and infrastructure. Note 2, “Related Party Transactions” provides further information regarding general corporate overhead allocations.

All intercompany balances and transactions have been eliminated. All significant intercompany transactions between the Company and Rockwood have been included in these condensed combined financial statements and are considered to be effectively settled for cash in the condensed combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the condensed combined statements of cash flows as a financing activity and in the condensed combined balance sheet as “Parent company investment.”

Rockwood uses a centralized approach to cash management and financing of operations. The majority of the Company’s subsidiaries are party to Rockwood’s cash concentration arrangements with four financial institutions to maximize the availability of cash for general operating and investing purposes. Under two of the cash concentration arrangements, cash balances are swept daily from the

Company’s accounts, whose owners are party to the arrangements into Rockwood’s concentration accounts. Cash transfers to and from Rockwood’s cash concentration accounts and the resulting balances at the end of each reporting period are reflected in “Parent company investment” in the equity section on the condensed combined balance sheet.

Rockwood’s third-party debt, and the related interest expense, has not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of the debt and Rockwood’s borrowings were not directly attributable to the Company’s business.

The Company’s noncontrolling interest represents the total of the noncontrolling party’s interest in certain investments (principally the Titanium Dioxide Venture and the Viance joint venture) that are combined but less than 100% owned. See Note 2, “Related Party Transactions,” for details regarding Rockwood’s acquisition of Kemira’s 39% interest in the Titanium Dioxide venture in February 2013.

Unless otherwise noted, all balance sheet items which are denominated in Euros are converted at the September 30, 2014 exchange rate of €1.00 = $1.2631 and December 31, 2013 exchange rate of €1.00 = $1.3743. For the nine months ended September 30, 2014 and 2013, the average rate of exchange of the Euro to the U.S. dollar is $1.3557 and $1.3175, respectively.

Recently Issued Accounting Standards:

In April 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) that changes the criteria for reporting discontinued operations. Under the new guidance, only disposals representing a strategic shift that has (or will have) a major effect on an entity’s operations and financial results should be presented as discontinued operations. Examples of these include disposals of a major geographic area, a major line of business or a major equity method investment. In addition, the new guidance requires expanded disclosures about discontinued operations, as well as requiring disclosure of pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This ASU is effective for the Company in its first quarter beginning January 1, 2015 and is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB and the International Accounting Standards Board (“IASB”) issued their final standard on revenue from contracts with customers. The standard, issued as an ASU by the FASB and as International Financial Reporting Standards 15 by the IASB, outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for the Company in its first quarter beginning January 1, 2017 and the impact on the Company’s consolidated financial statements is still being evaluated.

In June 2014, the FASB issued an ASU that clarified that entities should treat performance targets that can be met after the requisite service period of a share-based payment award as performance conditions that affect vesting. Therefore, an entity would not record compensation expense related to an award for which transfer to the employee is contingent on the entity’s satisfaction of a performance target until it becomes probable that the performance target is met. This ASU is effective for the Company in its first quarter beginning January 1, 2016 and is not expected to have a material impact on the Company’s consolidated financial statements.

2.   RELATED PARTY TRANSACTIONS:

Trade Activity

In the ordinary course of business, the Company has engaged in transactions with certain related parties. The Company had sales to Rockwood and its affiliates of $1.5 million and $4.4 million for the nine months ended September 30, 2014 and 2013, respectively. Purchases from Rockwood and its affiliates, primarily related to insurance, were $20.7 million and $16.7 million for the nine months ended September 30, 2014 and 2013, respectively. The Company had amounts due from Rockwood and its affiliates of $0.4 million and $1.2 million as of September 30, 2014 and December 31, 2013, respectively, and amounts due to Rockwood and its affiliates of $0.4 million and $1.5 million as of September 30, 2014 and December 31, 2013, respectively.

Allocation of General Corporate Overhead

These condensed combined statements of operations include expense allocations for certain expenses related to centralized functions historically provided to the Company by Rockwood, including general expenses related to centralized functions such as executive oversight, risk management, information technology, treasury, tax, legal, human resources, internal and external audit and accounting.

These allocations are based on specific identification, the percentage of the Company’s net sales and headcount to the respective total Rockwood net sales and headcount. These allocations are reflected in selling, general and administrative expenses in these condensed combined statements of operations and totaled $19.8 million and $16.5 million for the nine months ended September 30, 2014 and 2013, respectively. Further discussion of allocations is included in Note 1,”Basis of Presentation and New Accounting Standards.”

Parent Company Equity

The majority of the Company’s subsidiaries are party to Rockwood’s cash concentration arrangements with four financial institutions to maximize the availability of cash for general operating and investing purposes. Under two of the cash concentration arrangements, cash balances are swept daily from the Company’s accounts into Rockwood’s concentration accounts. As of September 30, 2014 and December 31, 2013, the Company’s payable to Rockwood resulting from the cash concentration arrangements was $78.7 million and $65.8 million, respectively. The resulting payable to Rockwood at the end of each reporting period are reflected in “Parent company investment” in the equity section on the condensed combined balance sheet.

In addition to cash concentration arrangements, the net transfers to and from Rockwood were general financing activities, cash transfers for acquisitions, investments and various allocations from Rockwood. The total net effect of the settlement of these intercompany transactions is reflected in the condensed combined statements of cash flows as a financing activity. Intercompany funding with Rockwood and related interest expense has not been reflected in the condensed combined financial statements and are included as a component of “Parent company investment” in the condensed combined balance sheet.

Titanium Dioxide Venture

On February 15, 2013, Rockwood acquired Kemira’s 39% interest in the Titanium Dioxide Venture for a purchase price of €97.5 million ($130.3 million based on the rate in effect on the date of purchase). As a result, Rockwood now owns 100% of the Titanium Dioxide Venture. The acquisition of Kemira’s 39% interest is shown as a component of “Parent company investment” in the Company’s condensed combined balance sheet.

Viance Joint Venture

In conjunction with the formation of the Viance joint venture between CSI and Dow, Viance entered into certain related party transactions. Viance does not own manufacturing facilities, and as a result, relies on the members of the joint venture to provide substantially all production requirements. In addition, the members sell products to Viance.

3.   VARIABLE INTEREST ENTITIES:

Titanium Dioxide Venture

The Company formed a Titanium Dioxide Pigments venture with Kemira in September 2008. The Company previously owned 61% of the venture and consolidated it based on the “voting interest” model given its majority ownership and ability to control decision making. On February 15, 2013, the Company acquired Kemira’s 39% interest in the Titanium Dioxide Pigments venture for a purchase price of €97.5 million ($130.3 million based on the rate in effect on the date of purchase). The increase in ownership was accounted for as an equity transaction. As a result, the Company owns 100% of the Titanium Dioxide Pigments business. In conjunction with this venture, there is a power plant that was previously determined to be a variable interest entity (“VIE”). Subsequent to the purchase of Kemira’s 39% interest, the power plant will continue to be a VIE.

Viance Joint Venture

The Viance joint venture provides an extensive range of advanced wood treatment technologies and services to the global wood treatment industry. The Company has concluded that it is the primary beneficiary of Viance and as such has combined the joint venture. This conclusion was made as the Company has the obligation to absorb losses of Viance that could potentially be significant to Viance and/or the right to receive benefits from Viance that could potentially be significant to Viance. In addition, the Company has the power to direct the activities of Viance that most significantly impact Viance’s performance, as Viance does not own manufacturing facilities. As a result, Viance primarily relies on the Company to provide product and distribution requirements through a supply agreement.

As of September 30, 2014 and December 31, 2013, no combined assets of the Company were pledged as collateral for any obligations of Viance and the general creditors of Viance had no recourse against the Company. Viance’s assets can only be used to settle direct obligations of Viance.

The carrying values of the assets and liabilities of the Viance joint venture included in the condensed combined balance sheet are as follows:

	September 30,	December 31,
($ in millions)	2014	2013
Cash	$5.9	$2.9
Other current assets	9.6	8.6
Total current assets	15.5	11.5
Other intangible assets, net	46.9	51.7
Other assets	1.9	1.7
Total assets	$64.3	$64.9

Total liabilities	$4.0	$3.6

4.   FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS:

Financial instruments include accounts receivable, accounts payable, debt instruments and derivatives. Due to their short term maturity, the carrying amount of receivables and payables approximates fair value. The Company has exposure to market risk from changes in interest rates. As a result, certain derivative financial instruments may be used when available on a cost-effective basis to hedge the underlying economic exposure. Changes in the fair value of derivatives that do not qualify for hedge accounting are recognized in earnings as they occur. Derivative financial instruments are not used for trading purposes.

The Company follows a fair value measurement hierarchy to measure assets and liabilities. The Company did not have any liabilities measured at fair value on a recurring basis as of September 30, 2014 and December 31, 2013. In addition, the Company measures its pension plan assets at fair value (see Note 12, “Employee Benefit Plans,” in the Company’s audited combined financial statements for the year ended December 31, 2013 for further details). The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy as follows:

Level 1 —                Inputs are unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 —                Inputs are directly or indirectly observable, which include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means. The fair values of derivatives are based on quoted market prices from various banks for similar instruments. The valuation of these instruments reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including forward curves.

Level 3 —                Inputs are unobservable inputs that are used to measure fair value to the extent observable inputs are not available. The Company does not have any recurring financial assets or liabilities that are recorded on its condensed combined balance sheet as of September 30, 2014 and December 31, 2013 that are classified as Level 3 inputs.

Interest Rate Swaps Not Designated as Hedging Instruments

As a result of the repayment of all borrowings under the Titanium Dioxide facility agreement in March 2013, the Titanium Dioxide Venture terminated the outstanding interest rate swaps, resulting in a payment of €3.0 million ($3.9 million based on exchange rates in effect on the date of transaction). A gain of $0.9 million related to the interest rate swaps was recognized in interest expense for the nine months ended September 30, 2013. See Note 4, “Financial Instruments and Fair Value Measurements,” in the Company’s audited combined financial statements for the year ended December 31, 2013 for further details.

Note Receivable

The Company has a non-interest bearing note receivable from its former Titanium Dioxide Venture partner in the amount of $29.4 million that is due in August 2028 with a carrying value of $7.3 million and $7.4 million in other assets in the condensed combined balance sheet as of September 30, 2014 and December 31, 2013, respectively. Interest is imputed at an effective rate of 8.96%. The fair value of the note receivable is approximately $13.0 million and $13.6 million as of September 30, 2014 and December 31, 2013, and is categorized as Level 3 in the fair value hierarchy. The fair value is determined based on an internally developed valuation that uses current interest rates in developing a present value of the receivable.

5.   INVENTORIES:

Inventories are comprised of the following:

	September 30,	December 31,
($ in millions)	2014	2013
Raw materials	$144.1	$142.0
Work-in-process	27.2	26.1
Finished goods	249.5	249.1
Packaging materials	3.3	3.2
Total	$424.1	$420.4

6.   INTANGIBLE ASSETS, NET:

	As of September 30, 2014			As of December 31, 2013
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
($ in millions)	Amount	Amortization	Net	Amount	Amortization	Net
Patents and other intellectual property	$150.7	$(77.1)	$73.6	$160.1	$(75.9)	$84.2
Trade names and trademarks	36.5	(13.9)	22.6	39.6	(14.0)	25.6
Customer relationships	118.0	(63.4)	54.6	125.9	(62.1)	63.8
Supply agreements	46.1	(27.0)	19.1	48.2	(25.4)	22.8
Other	18.4	(16.8)	1.6	16.9	(12.7)	4.2
Total	$369.7	$(198.2)	$171.5	$390.7	$(190.1)	$200.6

Amortization of other intangible assets was $20.1 million and $19.0 million for the nine months ended September 30, 2014 and 2013, respectively.

Goodwill — The Company does not have any goodwill recorded as of September 30, 2014 and December 31, 2013, respectively, as it recorded a full impairment charge of $642.3 million in the fourth quarter of 2008.

7.   LONG-TERM DEBT:

Long-term debt is summarized as follows:

	September 30,	December 31,
($ in millions)	2014	2013
Capitalized lease obligations	$0.4	$3.1
Other loans	2.9	5.4
Total	3.3	8.5
Less current maturities	(0.2)	(3.2)
Total long-term debt	$3.1	$5.3

For further details of the terms of the Company’s long-term debt, see Note 8, “Long-Term Debt,” in the Company’s audited combined financial statements for the year ended December 31, 2013.

8.   INCOME TAXES:

During the periods presented, the Company’s U.S. legal entities did not file separate U.S. federal tax returns, as their operating results were included in the Rockwood consolidated U.S. federal tax return with other Rockwood entities. The Company does file separate foreign and state income tax returns for its legal entities except in one jurisdiction and two states where they are required to be included in a tax grouping of other Rockwood entities. The income tax provisions included in these condensed combined financial statements were calculated using the separate return basis, as if the Company was a separate taxpayer. With the exception of certain dedicated entities, the Company did not maintain taxes payable to/from its parent and is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in “Parent Company Investment” within equity in the condensed combined balance sheet.

The effective tax rate was 44.4% and 16.3% for the nine months ended September 30, 2014 and 2013, respectively. The income tax rate for the nine months ended September 30, 2014 was higher than the U.S. statutory rate of 35% primarily due to an increase in the valuation allowance of 25.8%, primarily in Germany and the U.S., partially offset by a beneficial foreign earnings mix of (16.4)%, primarily in Finland, Germany and the U.K.

The income tax rate for the nine months ended September 30, 2013 was lower than the U.S. statutory rate of 35% primarily due to a foreign earnings mix of (12.9)% primarily in Finland, Germany and the U.K., as well as an increase in the valuation allowance of (5.8)% on a loss before taxes, primarily in the U.S.

A table reflecting the activity in the valuation allowance is as follows:

Valuation
($ in millions)	Allowance
Balance as of December 31, 2013	$50.6
Increase as reflected in income tax expense	4.9
Other	(0.3)
Balance as of September 30, 2014	$55.2

The unrecognized tax benefits of $3.8 million and $3.9 million as of September 30, 2014 and December 31, 2013, respectively, would, if recognized, benefit the effective tax rate.

The Company is currently under audit in certain jurisdictions and during the next twelve months, it is reasonably possible that resolution of these audits could result in no change. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

9.   STOCK-BASED COMPENSATION:

The aggregate compensation cost for restricted stock units and Board of Director stock grants recorded under the stock-based compensation plans was $1.0 million and $1.8 million for the nine months ended September 30, 2014 and 2013, respectively. The total tax benefit recognized related to stock awards was $0.3 million and $0.6 million for the nine months ended September 30, 2014 and 2013, respectively.

For further details of the terms of the Company’s stock-based compensation plans, see Note 11, “Stock-Based Compensation,” in the Company’s audited combined financial statements for the year ended December 31, 2013.

10.   EMPLOYEE BENEFIT PLANS:

The following table represents the net periodic benefit cost of defined benefit pension plans:

	Nine months ended September 30,
($ in millions)	2014	2013
Service cost	$4.1	$4.9
Interest cost	8.4	7.7
Expected return on assets	(4.3)	(4.2)
Net amortization of actuarial losses	3.2	7.5
Amortization of prior service cost	0.1	0.1
Total pension cost	$11.5	$16.0

The Company also sponsors and participates in various defined contribution and multi-employer plans. The expense for the defined contribution plans was $2.8 million and $2.4 million for the nine months ended September 30, 2014 and 2013, respectively. The expense for the multi-employer plans was $2.4 million and $2.1 million for the nine months ended September 30, 2014 and 2013, respectively.

11.   RESTRUCTURING AND OTHER SEVERANCE COSTS:

The Company records restructuring liabilities that represent charges incurred in connection with consolidations and cessations of certain of its operations, including operations from acquisitions, as well as headcount reduction programs. These charges consist primarily of severance and facility/entity closure costs. Severance charges are based on various factors including the employee’s length of service, contract provisions, salary levels and local governmental legislation. At the time a related charge is recorded, the Company calculates its best estimate based upon detailed analysis. Although significant changes are not expected, actual costs may differ from these estimates.

The following table provides the restructuring and other severance costs for the nine months ended September 30, 2014 and 2013:

	Nine months ended September 30,
($ in millions)	2014	2013
Severance/Relocation	$—	$0.7
Facility closure and other	0.2	1.1
Total restructuring charge	0.2	1.8
Other severance costs	—	0.3
Total	$0.2	$2.1

For the nine months ended September 30, 2013, the restructuring charges primarily relate to severance and facility closure costs in connection with the future consolidation of the Color Pigments and Services business and severance costs in the Titanium Dioxide Pigments business.

All restructuring actions still in progress as of September 30, 2014 are expected to be substantially complete within the next twelve months, except for severance and facility closure costs in connection with the future consolidation of the Color Pigments and Services business. However, payouts of certain liabilities resulting from these actions will take place over several years. There are no significant future costs related to open restructuring plans remaining. Selected information for outstanding liabilities from recent restructuring actions is as follows:

		Facility
	Severance/	Closure
($ in millions)	Relocation	and Other	Total
Liability balance, December 31, 2013	$1.8	$0.4	$2.2
Restructuring charge in 2014	—	0.2	0.2
Utilized	(0.5)	(0.4)	(0.9)
Other	0.1	0.1	0.2
Liability balance, September 30, 2014	$1.4	$0.3	$1.7

12.   ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):

Changes in accumulated other comprehensive income (loss) are as follows:

	Pension		Total
	related	Foreign	accumulated
	adjustments,	currency	other comprehensive
($ in millions)	net of tax	translation	income (loss)
Balance at December 31, 2013	$(43.7)	$68.5	$24.8
Other comprehensive income (loss) before reclassifications	3.5	(78.1)	(74.6)
Amounts reclassified from accumulated other comprehensive income to net income	2.4	—	2.4
Balance at September 30, 2014	$(37.8)	$(9.6)	$(47.4)

The amounts reclassified from accumulated other comprehensive income into net income are as follows:

	Amounts Reclassified from Accumulated
($ in millions)	Other Comprehensive Income
Accumulated Other	Nine months ended September 30,
Comprehensive Income Components	2014	2013
Pension related adjustments:
Actuarial losses (a)	$3.2	$7.5
Prior service costs (a)	0.1	0.1
	3.3	7.6
Income tax provision	(0.9)	(2.0)
Total reclassifications for the period	$2.4	$5.6

(a)               These accumulated other comprehensive income components are included in the computation of net periodic pension costs that are recorded in costs of products sold and selling, general and administrative expenses in the condensed consolidated statements of operations.

13.   COMMITMENTS, CONTINGENCIES AND GUARANTEES:

Legal Proceedings—The Company is involved in various legal proceedings, including commercial, intellectual property, product liability, regulatory and environmental matters of a nature considered normal for its business. The Company accrues for amounts related to these matters if it is probable that a liability has been incurred and an amount can be reasonably estimated. The Company discloses such matters when there is at least a reasonable possibility that a material loss may have been incurred. However, the Company cannot predict the ultimate outcome of any litigation or the potential for future litigation.

Although the Company expects to continue to pay legal fees in connection with the above matters, other legal actions, such as chromated copper arsenate, and other product liability matters, such as certain high purity color pigments, based on currently available facts, the Company does not believe that any individual action will have a material adverse effect on its financial condition, results of operations or cash flows. Reserves in connection with known product liability matters equaled $0.6 million as of September 30, 2014. The Company’s reserve estimates are based on available facts, including damage claims and input from its internal and external legal counsel, past experience, and, in some instances where defense costs are being paid by its insurer, known or expected insurance recoveries. The Company is unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise its estimates based on new information becoming available. Further, the Company cannot predict the outcome of any litigation or the potential for future litigation.

Indemnity Matters—The Company is indemnified by third parties in connection with certain matters related to acquired businesses. Although the Company has no reason to believe that the financial condition of those parties who may have indemnification obligations to the Company is other than sound, in the event the Company seeks indemnity under any of these agreements or through other means, there can be no assurance that any party who may have obligations to indemnify the Company will adhere to their obligations and the Company may have to resort to legal action to enforce its rights under the indemnities. In cases where the Company’s indemnification claims to such third parties are uncontested, the Company expects to realize recoveries within the short term.

In the opinion of management, and based upon information currently available, the ultimate resolution of any indemnification obligations owed to the Company or by the Company is not expected to have a material effect on the Company’s financial condition, results of operations or cash flows.

Guarantees—The Company’s U.S. Entities, along with certain other Rockwood Specialties Group, Inc. (“RSGI”) U.S. subsidiaries, are guarantors of RSGI’s obligation under the terms of the indenture related to the $1.25 billion of 4.625% senior notes due in 2020 (“Notes”).

Rockwood and the Company intend to obtain releases from these guarantees in connection with the divestiture of the Company.

The indenture governing the Notes contain various affirmative and restrictive covenants which limit the ability of RSGI and the Company, subject to certain exceptions, to incur or guarantee additional indebtedness, make investments and other restricted payments, create liens, sell assets, engage in certain transactions with certain affiliates, and merge or consolidate with other companies or sell substantially all of our assets. In addition, RSGI is subject to further limitations on its ability to pay dividends or make other distributions (limited to $600 million, plus additional amounts subject to satisfying certain leverage ratios).

Safety, Health and Environmental Matters

For further details of the Company’s Safety, Health and Management Systems, SHE Capital Expenditures and Regulatory Developments, see Note 15, “Commitments, Contingencies and Guarantees,” in the Company’s audited combined financial statements for the year ended December 31, 2013.

Environmental Reserves

Environmental laws have a significant effect on the nature and scope of any clean-up of contamination at current and former operating facilities, the costs of transportation and storage of chemicals and finished products and the costs of the storage and disposal of wastes.

In addition, “Superfund” statutes in the United States as well as statutes in other jurisdictions impose strict, joint and several liability for clean-up costs on the entities that generated waste and/or arranged for its disposal at contaminated third party sites, as well as the past and present owners and operators of contaminated sites. All responsible parties may be required to bear some or all clean-up costs regardless of fault, legality of the original disposal or ownership of the disposal site.

The following table provides a list of the Company’s present and former facilities with environmental contamination or reclamation obligations for which the Company has reserved for as of September 30, 2014:

Country	Location	(a)	(b)	(c)
China	Shenzhen		X
Finland	Kipsikorpi			X
Germany	Duisburg	X		X
	Hainhausen	X
	Schwarzheide			X
	Uerdingen	X
Italy	Turin	X
United Kingdom	Birtley		X
United States	Beltsville, MD	X
	East St. Louis, IL		X
	Easton, PA		X
	Harrisburg, NC	X	X
	Valdosta, GA	X

(a)               The Company is currently operating groundwater monitoring and/or remediation systems at these locations.

(b)               The Company is currently conducting investigations into additional possible soil and/or groundwater contamination at these locations.

(c)                The Company has land restoration obligations generally relating to landfill activities at these locations.

The Company is also responsible for environmental matters at some of its former off-site disposal locations owned by third parties. These sites are considered Superfund sites as defined by the EPA or state regulatory authority.

Although the Company cannot provide assurances in this regard, the Company does not believe that these issues will have a material adverse effect on its financial condition, results of operations or cash flows. Nonetheless, the discovery of contamination arising from present or historical industrial operations at some of the Company’s or its predecessor’s former and present properties and/or at sites where the Company and its predecessor disposed wastes could expose the Company to cleanup obligations and other damages in the future.

The Company has established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and remediation and closure costs, which are reviewed at least quarterly based on currently available information. Liabilities are recorded when potential liabilities are either known or believed to be probable and can be reasonably estimated. In the event that the Company establishes a financial reserve in connection with site remediation costs, the Company records a reserve for the estimated cost of the remediation, even though the costs of the remediation will likely be spread out over many years. The Company does not include unasserted claims in its reserves.

The Company’s liability estimates are based upon available facts, existing technology, indemnities from third parties, past experience and, in some instances, insurance recoveries where the remediation costs are being paid by its insurers, and are generated by several means, including State-mandated schedules, environmental consultants and internal experts, depending on the circumstances. On a combined basis, the Company has accrued $21.7 million and $24.5 million for environmental liabilities as of September 30, 2014 and December 31, 2013, respectively, most of which were classified as other non-current liabilities in the condensed combined balance sheet. Included in the environmental liabilities are reclamation obligations of $7.1 million and $8.1 million as of September 30, 2014 and December 31, 2013, respectively. These obligations primarily relate to post-closure reclamation of landfills and manufacturing sites.

The remaining environmental liabilities ($14.6 million and $16.4 million as of September 30, 2014 and December 31, 2013, respectively), represent remediation obligations. The Company estimates that the potential range for such environmental matters (excluding reclamation obligations) as of September 30, 2014 is from $14.6 million to $31.4 million. Of these accruals, $5.6 million and $6.6 million as of September 30, 2014 and December 31, 2013, respectively, represent liabilities discounted using discount rates ranging from 5.5% to 7.0%, with the undiscounted amount of these reserves being $8.7 million and $9.7 million as of September 30, 2014 and December 31, 2013, respectively.

The Company’s remediation liabilities are payable over periods of up to 30 years. At a number of the sites described above, the extent of contamination has not yet been fully investigated or the final scope of remediation is not yet determinable and could potentially affect the range. For the nine months ended September 30, 2014, the Company recorded charges of $1.1 million to increase its environmental liabilities and made payments of $2.3 million for reclamation and remediation costs, which reduced its environmental liabilities. For the nine months ended September 30, 2014, the recurring cost of managing hazardous substances for ongoing operations is $33.5 million.

The Company believes these accruals are adequate based on currently available information. The Company may incur losses in excess of the amounts accrued; however, based on currently available information, it does not believe the additional amount of potential losses would have a material adverse effect on its business or financial condition, but may have a material adverse effect on the results of operations or cash flows in any given quarterly or annual reporting period. The Company does not believe that any known individual environmental matter would have a material adverse effect on its financial condition, results of operations or cash flows. The Company is unable to estimate the amount or range of any potential incremental charges should facts and circumstances change and may in the future revise its estimates based on new information becoming available.

In the event that manufacturing operations are discontinued at any of the Company’s facilities with known contamination, regulatory authorities may impose more stringent requirements on the Company including soil remediation. The Company does not contemplate any such action occurring in the foreseeable future, as these facilities’ remaining lives are not known. Given the indeterminate useful life of these facilities and the corresponding indeterminate settlement date of any soil remediation obligations, the Company does not have sufficient information to estimate a range of potential settlement dates for its obligations. Consequently, the Company cannot employ a present value technique to estimate fair value and, accordingly, has not accrued for any environmental-related costs to remediate soil at these facilities.

14.   SUBSEQUENT EVENTS:

On October 1, 2014, Rockwood completed the sale of its Titanium Dioxide Pigments and Other businesses to Huntsman Corporation for an enterprise value of $1.275 billion, including the assumption of $225 million in pension obligations and subject to certain post-closing adjustments.